UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 5, 2011 (June 28, 2011)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On June 29, 2011, SM Energy Company (the “Company”) entered into an Acquisition and Development Agreement (the “Agreement”) by and between the Company and Mitsui E&P Texas LP (“Mitsui”), an indirect subsidiary of Mitsui & Co., Ltd. (“Mitsui Parent”).  Pursuant to the Agreement, the Company agreed to transfer to Mitsui a 12.5% working interest in certain oil and gas assets (representing approximately 39,000 net acres), which are located in Dimmit, LaSalle, Maverick and Webb Counties, Texas (the “Oil and Gas Assets”), and which are currently operated by Anadarko E&P Company LP, as well as half of the Company’s ownership in certain midstream gathering assets related to the Oil and Gas Assets (the “Midstream Assets”), and various other related interests, rights, contracts, records, fixtures, equipment, and other assets (collectively, the “Assets”).  The Assets exclude certain contracts, rights, claims, credits, records, data and other assets.  The effective date of the transfer of the Assets is March 1, 2011.  The transaction is expected to close in the third quarter of 2011, subject to the satisfaction of certain closing conditions.

In return for the transfer of the Assets, Mitsui has agreed to pay 90% of the Company’s costs and expenses relating to drilling, completing and equipping all wells (i) targeting the Eagle Ford Shale and related to the Oil and Gas Assets during the first three years following the closing of the transaction and (ii) targeting any formation (including the Eagle Ford Shale) and related to the Oil and Gas Assets thereafter, but, in each case, excluding costs related to the Midstream Assets (collectively, the “Eligible Costs”), until Mitsui has expended an aggregate $680 million on behalf of the Company (the “Carried Cost Obligation”).  The Carried Cost Obligation is subject to certain adjustments, including adjustments for title defects, unresolved consents and environmental defects.  In addition, upon execution of the Agreement, Mitsui deposited $15.0 million into escrow pursuant to the terms of the Agreement (the “Deposit”).  Mitsui will also reimburse the Company for (i) Mitsui’s share of capital and operating expenses related to the Assets (net of revenues) for the period from March 1, 2011, until closing and (ii) 50% of the Company’s total capital expenditures related to the Midstream Assets (net of revenues) prior to the closing.  In support of Mitsui’s Carried Cost Obligation, Mitsui Parent has executed and delivered a parent guarantee in favor of the Company.  In addition, if Mitsui and Mitsui Parent fail to fund any Eligible Costs as required by the Agreement and fail to remedy such failure within 45 days, the Company may require Mitsui to reassign to the Company that portion of the Assets with a cash value equivalent to the then outstanding Carried Cost Obligation.

The Agreement contains customary representations and warranties and covenants by Mitsui and the Company.  Among other things, during the period between the execution of the Agreement and the closing date, the Company has agreed (i) subject to required third party consents, to obtain for Mitsui reasonable access to the Assets and the records pertaining to the Assets; (ii) to give Mitsui notice of certain material events regarding the Assets; and (iii) to restrict certain activities relating to the Assets.  The Company has also agreed to provide certain transition services following the closing for a period up to three months to allow for an orderly transition of the Assets to Mitsui.

The Agreement provides Mitsui and the Company certain termination rights, including: (i) the parties may terminate by mutual consent; (ii) the Company may terminate on or after October 17, 2011, if Mitsui is in breach of any of its representations, warranties or covenants and such breach gives rise to a failure of a closing condition; (iii) Mitsui may terminate on or after October 17, 2011, if the Company is in breach of any of its representations, warranties or covenants and such breach would give rise to a failure of a closing condition, if the remediation cost (net to Mitsui’s interest) for any single environmental defect exceeds $12.5 million or if the aggregate remediation cost (net to Mitsui’s interest) for all environmental defects exceeds 10% of the aggregate Carried Cost Obligation; or (iv) Mitsui or the Company may terminate on or after October 17, 2011, if (a) the sum of the aggregate value of all title defects, the aggregate remediation cost (net to Mitsui’s interest) for all environmental defects and the value of properties excluded as a result of failure to obtain required consents exceeds 15% of the aggregate Carried Cost Obligation, (b) any action or suit is pending that seeks to prohibit, restrain or enjoin or obtain substantial damages in connection with the transactions contemplated by the Agreement or any order, award or judgment has been issued that prohibits, restrains or enjoins or awards substantial damages in connection with the transactions contemplated by the Agreement, or (c) certain specified consents have not been obtained.  If the Company terminates the Agreement because of Mitsui’s willful breach of the Agreement, then the Company may (i) retain the Deposit and seek additional damages (which such additional damages are capped at 25% of the unadjusted Carried Cost Obligation) or (ii) seek specific performance.

The Company has agreed to indemnify Mitsui after the closing, subject to certain limitations, for losses incurred by Mitsui for (i) any breach of the Company’s representations and warranties, (ii) any breach of the Company’s covenants, (iii) liabilities associated with assets or properties not part of the Assets, (iv) liabilities associated with litigation retained by the Company, (v) liabilities associated with certain potential tax liabilities, (vi) any off-site environmental liabilities, which relate to the Assets and are attributable to the period of the Company’s ownership of the Assets but prior to March 1, 2011, (v) any claims for bodily injury, illness or death arising from the ownership or operation of the Assets during the period of the Company’s ownership of the Assets but prior to March 1, 2011, (vi) any wells in which the Company participated and were abandoned prior to March 1, 2011, (vii) any claims that the Company failed to properly pay any royalties prior to March 1, 2011, (viii) any amounts payable to any affiliate of the Company that relate to Assets for periods prior to March 1, 2011, and (ix) any fines or penalties levied by a governmental authority for violation of any law with respect to the Assets prior to March 1, 2011.  Mitsui has agreed to indemnify the Company after the closing, subject to certain limitations, for losses incurred by the Company for (a) any breach of Mitsui’s representations and warranties, (b) any breach of Mitsui’s covenants, and (c) all liabilities attributable to the Assets for which the Company has not specifically agreed to indemnify Mitsui (or which are not borne by the Company as part of a pre- and post-effective time cost allocation).  The parties’ indemnification obligations are subject to customary deductible, survival and overall cap limitations.

Item 7.01                      Regulation FD Disclosure.

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On June 28, 2011, the Company issued a press release announcing that the Company had scheduled a teleconference call to discuss the second quarter of 2011 earnings results and other operational matters on August 2, 2011, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The teleconference is publicly accessible, and the press release includes instructions as to when and how to access the teleconference and the location on the Company’s website where the teleconference information will be available.  A copy of the press release is furnished as Exhibit 99.1 to this report.

On June 29, 2011, the Company issued a press release announcing that the Company had entered into the Agreement.  A copy of the press release is furnished as Exhibit 99.2 to this report and incorporated by reference herein.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.	The following exhibits are furnished as part of this report:
	Exhibit 99.1	Press release of the Company dated June 28, 2011, entitled “SM Energy Schedules Second Quarter 2011 Earnings Conference Call”
	Exhibit 99.2	Press release of the Company dated June 29, 2011, entitled “SM Energy Announces $680 Million Carry Agreement in Non-Operated Eagle Ford Shale Position”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                                                                                                                 SM ENERGY COMPANY

Date:	July 5, 2011	By:	/s/ David W. Copeland
David W. Copeland
Senior Vice President, General Counsel and Corporate Secretary